Exhibit 99.1

FOR IMMEDIATE RELEASE

Premier, Inc. to Divest Non-Healthcare GPO Operations for Approximately $800 Million in Cash

Enables Company to Focus on Driving Growth in Core Healthcare Businesses

Unlocks Significant Stockholder Value as Part of Ongoing Evaluation of Strategic Alternatives

Charlotte, N.C. – June 14, 2023 – Premier, Inc. (NASDAQ: PINC) (“Premier” or the “Company”), a leading technology-enabled healthcare improvement company, today announced that it has entered into a definitive agreement with OMNIA Partners (“OMNIA”), a leading non-healthcare group purchasing organization (GPO), under which Premier will divest its non-healthcare GPO operations for approximately $800 million in cash, subject to certain purchase price adjustments.

“This transaction unlocks substantial value for Premier’s stockholders and is an important step in our ongoing review of strategic alternatives,” said Michael J. Alkire, Premier President and CEO. “We are excited to enhance our focus on our member services and core healthcare businesses as we continue executing our strategies to drive sustainable, long-term growth. At the same time, we are evaluating the highest return opportunities for deploying the proceeds from this transaction, including the potential to accelerate the return of capital to stockholders.”

Following the close of the transaction, OMNIA will become the primary GPO for Premier’s non-healthcare members, which include educational, hospitality and recreation organizations, and will provide support to the channel partners that service non-healthcare GPO members. These members will continue to have access to the Premier GPO portfolio. The transaction will have no impact on Premier’s healthcare businesses, and the Company will maintain all existing healthcare contracts, services, solutions and programs.

M. Todd Abner, Founder and CEO of OMNIA, said: “The acquisition of Premier’s non-healthcare GPO operations strengthens our position in the market and allows us to provide additional value for our members. Premier members will continue to enjoy the benefits of Premier’s programs, coupled with expanded access to the extensive OMNIA portfolio of contracts. Additionally, these members will benefit from the robust spend visibility and analytics tools that we offer, along with a senior team of subject matter experts to assist in the procurement process.”

Transaction Details, Approvals and Timing to Close

Following the transaction, Premier and OMNIA have aligned growth incentives and will economically benefit from non-healthcare GPO members’ continued purchasing through Premier’s supplier contracts.

The transaction, which was unanimously approved by Premier’s Board of Directors, is expected to close by early August 2023, subject to regulatory approval and customary closing conditions. As such, the transaction is not expected to have an impact on Premier’s full-year fiscal 2023 financial results.

Additional information regarding the transaction is contained in a Current Report on Form 8-K that Premier will soon be filing with the U.S. Securities and Exchange Commission.

BofA Securities, Inc. is serving as Premier’s financial advisor, and McDermott Will & Emery LLP is serving as its legal counsel. Barclays Capital, Inc. is serving as OMNIA’s financial advisor, and Bass Berry & Sims PLC is serving as its legal counsel. The Independent Special Committee of Premier’s Board of Directors is being advised by J.P. Morgan Securities LLC as financial advisor and Cravath, Swaine & Moore LLP as legal counsel.

About OMNIA Partners

OMNIA Partners is the largest and most experienced organization in procurement and supply chain management. Covering private sector, public sector, nonprofit and multifamily housing, OMNIA Partners unites industry-leading buying power and world-class suppliers to offer an extensive portfolio of sourcing solutions and partnerships. Through economies of scale, OMNIA Partners is able to deliver more contracts, in more verticals, with transparent, value-driven pricing. For more information, visit www.omniapartners.com.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 250,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Cautionary Note Regarding Forward-Looking Statements

Statements made herein that are not statements of historical or current facts, including, but not limited to, those related to Premier’s review of strategic alternatives and/or the success of this transaction, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the Company’s beliefs and expectations as to future financial performance, events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the Company’s control. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2022 as well as the Form 10-Q for the quarter ended March 31, 2023, made available on the Company’s website at investors.premierinc.com. Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor Contact	Media Contact
Ben Krasinski Senior Director, Investor Relations 704.816.5644 ben_krasinski@premierinc.com	Amanda Forster Vice President, Public Relations 202.870.0543 amanda_forster@premierinc.com